Exhibit 99.6

Page Title: 23andMe: Steps to Going Public

23andMe has announced an agreement to merge with a Special Purpose Acquisition Company, or SPAC, called VG Acquisition Corp (NYSE: VGAC). When this merger closes, 23andMe will be wholly owned by VGAC, the existing shares in 23andMe will be exchanged for shares in VGAC (which will change its name to 23andMe Holding), and our existing shareholders will own approximately 81% of 23andMe Holding. We believe this transaction enables us to raise a significant amount of additional capital and will accelerate our strategic initiatives and fuel our future growth plans.

Section Title: Popular Resources

●	Investor Presentation & Recording

●	Press Release

●	About VG Acquisition Corp

●	VG Acquisition Management

Section Title: Frequently Asked Questions by Topic

●	About the Transaction & Timing

●	Business Impacts

●	Your Role, Structure & Culture

●	Stock, Compensation & Benefits

●	Communication & Questions

●	Disclaimers

Section Title: About the Transaction & Timing

What is a SPAC and how it differs from an IPO

A SPAC, or Special Purpose Acquisition Company, is formed for the sole purpose of raising capital from public investors and using that capital to acquire a private company. Once the acquisition closes, the SPAC changes its name and ticker symbol to reflect the name and the mission of the acquired company.

Typically the SPAC and its investors own a minority of the combined company. This process, called a “de-SPAC transaction”, is essentially a different path to going public and raising capital than through a traditional IPO.

How much of the combined company will 23andMe existing investors own after the transaction closes

Following the closing of 23andMe’s transaction with VG, 23andMe’s’s existing shareholders will collectively own approximately 81% of the combined company.

The closing is subject to closing conditions, including the approval by VG's shareholders, and SEC review.

We anticipate that this will take several months. Upon completion of the transaction we will combine with VG which will change its name to 23andMe Holding Co and continue as a publicly traded NYSE company.

It’s critical to keep in mind that today’s announcement is just the first step in the process.

There are several initiatives that need to be completed before the transaction closes and we become a public company, including receiving a series of approvals from the government and VG shareholders. Until the transaction closes, 23andMe is still a private company, and we intend to put all of our focus on continuing to grow our business as usual.

Section Title: Business Impacts

Our mission, values, strategic initiatives, and company OKRs remain the same.

This pending transaction does not and should not alter your role or responsibilities. While this is certainly an exciting time for the company, we all need to remain focused on our mission and day-to-day work.

We believe that accessing the public markets will provide us with resources to accelerate the initiatives we have underway, while also capitalizing on a strong scientific pipeline to promote even further growth and opportunities for both our business, employees, and customers.

It’s even more important to remain focused on executing and achieving our FY21 OKRs.

Section Title: Your Role, Structure & Company Culture

You’ll continue to be an employee of 23andMe.

VG does not have ownership or control over the company, and you will remain an employee of 23andMe. Upon closing, the combined company will operate as 23andMe Holding Co, and will be led by our leadership team and controlled by the current shareholders of 23andMe.

There are no planned organizational changes as a result of this announcement.

There are no planned organizational changes as a result of this announcement.

We are not planning any layoffs.

This is about investing in our future to accelerate our strategic initiatives and fuel our future growth plans.

It is our hope and expectation that we continue to enjoy our strong, unique, and thriving culture.

It is our hope and expectation that we continue to enjoy our strong, unique, and thriving culture. We take pride in the culture that we have worked so hard to build and evolve since our founding, and encourage employees to continue supporting and collaborating with colleagues. It will also evolve, as we learn new ways of communicating as part of being a public company.

Section Title: Stock, Compensation & Benefits

You cannot and should not buy VGAC stock or warrants.

The SEC will pay attention to trading in VGAC and will flag any trades by 23andMe employees. We will be providing more specific information in the coming weeks about your stock options and how they will be handled in the transaction.

All of us will be prohibited from trading for 180 days after the closing, just like after an IPO.

We will be providing more information on the rules that will be generally applicable to trading in our public company shares in the coming months.

As always, we will pay people competitively.

We will continue our annual salary review process that takes into account market trends for all of our roles. We also will conduct targeted adjustments when we see the market changing for in-demand jobs.

We will be offering a Lunch & Learn series to help you understand how this may impact you and your finances.

More information on dates will be coming soon.

Your base pay and benefits remain the same.

This transaction will not change your base pay or benefits.

Section Title: Communication & Questions

Please only share public information about the transaction with friends and family.

We recommend referencing information from our press release [LINK]. Please keep in mind that there are strict legal limitations about what details can be shared about the transaction.

Do not speak with the media at all unless it is part of your job.

Please refuse to answer any questions about the transaction. Please direct any media inquiries to press@23andme.com.

Our plan is to be as transparent as possible during this process but it will be different. SEC rules are very strict, and we need to follow them. So, we will be deliberately focusing our business communications on our business, and not on the transaction or on financial or investor information.

If you have specific questions, please submit them to Questions@23andMe.

Please understand that depending on the question, we may have to delay answering depending on legal considerations.

Section Title: Disclaimers

Forward-Looking Statements

This communication contains certain “forward-looking statements” including statements regarding the anticipated timing and benefits of the merger (the “Transaction”) between VG Acquisition Corp. (“VG”) and 23andMe, Inc. (“23andMe”). The words “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intends”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “would” and similar expressions may identify forward looking statements, but the absence of these words does not mean that a statement is not forward looking. The forward-looking statements contained herein are based on 23andMe’s current expectations and beliefs concerning future developments and their potential effects, but there can be no assurance that these will be as anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of 23andMe) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These factors include, among others: the inability to complete the Transaction; the inability to recognize the anticipated benefits of the proposed Transaction, including due to the failure to receive required security holder approvals, or the failure of other closing conditions; and costs related to the proposed Transaction. Except as required by law, VG and 23andMe do not undertake any obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Additional Information

VG intends to file with the SEC a registration statement on Form S-4, which will include a preliminary proxy statement of VG and a prospectus. The definitive proxy statement and other relevant documents will be mailed to stockholders of VG as of a record date to be established for voting on the business combination. Shareholders of VG and other interested persons are advised to read, when available, the preliminary proxy statement, and amendments thereto, and the definitive proxy statement because these documents will contain important information about VG, 23andMe and the Transaction. Shareholders will also be able to obtain copies of the registration statement and the proxy statement/prospectus, without charge, by directing a request to: VG Acquisition Corp. 65 Bleecker Street, 6th Floor, New York NY 10012. These documents, once available, and VG’s annual and other reports filed with the SEC can also be obtained, without charge, at the SEC’s internet site (http://www.sec.gov).

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Participants in the Solicitation

VG, 23andMe and their respective directors, executive officers, other members of management and employees may be deemed to be participants in the solicitation of proxies from VG’s shareholders in connection with the Transaction. Information regarding the names and interests in the proposed transaction of VG’s directors and officers is contained in VG's filings with the SEC. Additional information regarding the interests of such potential participants in the solicitation process will also be included in the registration statement (and will be included in the definitive proxy statement/prospectus) and other relevant documents when they are filed with the SEC.